AMERIPRIME FUNDS AMENDMENT NO. 19


                       AGREEMENT AND DECLARATION OF TRUST


1. Pursuant to Section 4.1 of the Agreement and Declaration of Trust of Ameriprime Funds and effective upon execution of this document, the undersigned, being a majority of the trustees of AmeriPrime Funds, hereby

a) establish four new series of shares of the Trust and designate such series the "Westcott Nothing But Net Fund," "Westcott Large-Cap Fund," "Westcott Fixed Income Fund," and "Fountainhead Kaleidoscope Fund" (the "Series"); and b) the relative rights and preferences of each Series shall be those rights and preferences set forth in Section 4.2 of the Agreement and Declaration of Trust of AmeriPrime Funds.

2. This document shall have the status of an Amendment to said Agreement and Declaration of Trust, and may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.


                         ___/s/_________________________
                            Steve L. Cobb


                         ___/s/_________________________
                            Gary E. Hippensteil


                         __/s/_________________________
                            Kenneth D. Trumpfheller





Dated September 29, 1999